JPMorgan Funds - J.P. Morgan Mutual Fund Investment Trust

The following securities were purchased pursuant to Rule 10f-3 and all requirements of the Rule 10f-3 Procedures of the Funds:

Fund JPMorgan Growth Advantage Fund
Trade Date 5/8/2009
Issuer Wells Fargo & Company (WFC) Secondary
Cusip 94974610
Shares 200
Offering Price $22.00
Spread $0.517
Cost $4,400
Dealer Executing Trade Blaylock Robert Van LLC
% of Offering 0.33%
Syndicate Members Wachovia Securities, J.P. Morgan, Goldman, Sachs & Co., Morgan Stanley
Fund JPMorgan Growth Advantage Fund
Trade Date 5/8/2009
Issuer Wells Fargo & Company (WFC) Secondary
Cusip 94974610
Shares 3,000
Offering Price $22.00
Spread $0.517
Cost $66,000
Dealer Executing Trade Wachovia Securities LLC
% of Offering 0.33%
Syndicate Members Wachovia Securities, J.P. Morgan, Goldman, Sachs & Co., Morgan Stanley